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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

TRAVIS STREET PARTNERS,  LLC                                910 Travis Street
                                                                   Suite 2150
                                                        Houston,  Texas 77002
                                                             fax 713 759 2040
                                                             TEL 713 759 2030
                                                 www.travisstreetpartners.com
                                                 ----------------------------

FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS MAILS PROXY MATERIALS TO SHAREHOLDERS

Houston, March 8, 2001 -Travis Street Partners (TSP), said it has mailed proxy statements and proxy cards to all shareholders of ICO, Inc. (NASDAQ: ICOC) as TSP continues its battle to elect three directors to ICO's board.

ICO (NASDAQ: ICOC) is a Houston-based oilfield services and plastics processing concern. TSP is a Houston-based investment group which has proposed to acquire ICO at a maximum price of $3.25 per share in cash, assuming management severance costs do not exceed $1 million. A group led by TSP owns approximately 7.23% of ICO's common stock.

"We have mailed shareholders a gold proxy card," said Chris O'Sullivan, a TSP manager. "We urge shareholders to sign our gold proxy card and return it as instructed." Shareholders who need help or advice with the process are urged to call TSP's proxy solicitors, MacKenzie Partners, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free), O'Sullivan added. "The people at MacKenzie are very familiar with this contest and can walk any shareholder through the two or three easy steps necessary to vote."

Shareholders who support TSP should discard the white proxy card mailed by management, he noted. "The best thing to do with that white card is to put it in the trash can," O'Sullivan said. "It will be a problem if a shareholder wants to vote with us and tries to help us by sending back the white management card marked `Withhold' for the management slate. Withheld votes simply won't count for our slate or for theirs."

Only the card with the latest date is valid, O'Sullivan said. "Shareholders will likely receive multiple cards from us and potentially from ICO management. If you inadvertently vote with management, you can change your vote easily by marking a gold proxy card with a later date." Again, he said, shareholders are encouraged to call MacKenzie Partners at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free). "MacKenzie has a team focused on the ICO election," O'Sullivan said. "We're doing all we can to minimize confusion get out the vote."

TSP contends that ICO's Pacholder family management has benefited economically while shareholder value has plummeted. Over the last five years, tangible net worth per share at ICO has dropped by more than 80% . Over the last three years, the share price has fallen 80%. However, compensation of senior management has increased substantially. Last year alone, total compensation of the Pacholder family, five of whom are employed by ICO, increased by 60%.

Dr. Asher "Al" O. Pacholder and his wife Sylvia A. Pacholder, ICO's chairman/CFO and president/CEO respectively, have economic ownership of less than 3% of ICO common stock but have obtained voting rights to an additional 14% of the company's shares without compensating the company for this privilege. TSP has demanded to know why the Pacholders were personally given voting rights when ICO acquired businesses in recent years. TSP has asked ICO to explain how the transfer of voting rights to Dr. and Mrs. Pacholder benefited shareholders.

ICO has refused to discuss the financial merits of TSP's proposal to acquire ICO, which would provide shareholders with a 69% - 108% premium to ICO's market price prior to the TSP proposal.
















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